                                                                      EXHIBIT 99


                          (THE BANC CORPORATION LOGO)

                         THE BANC CORPORATION ANNOUNCES
                              THIRD QUARTER RESULTS


         BIRMINGHAM, ALABAMA; NOVEMBER 2, 2004: The Banc Corporation (NASDAQ-NMS: TBNC) announced today a net loss of $830,000, or $.05 per share on a basic and diluted basis during the third quarter 2004. As previously announced, these results reflect a one-time, pre-tax expense of approximately $2.8 million related to the sale of certain non-performing loans, other classified performing loans and repossessed assets and the write-down of other real estate all of which were completed in September. Also, during the third quarter of 2004, our subsidiary The Bank recognized additional state income tax expense related to an income apportionment issue for which The Bank has requested a ruling from the state taxing authorities to recover this amount. If we are successful in obtaining this ruling, The Bank can expect an immediate benefit of as much as $300,000.

         James A. Taylor, Chairman of the Board and Chief Executive Officer of The Banc Corporation stated, "Credit quality continues to be our focus for 2004. As we announced on October 6, The Bank sold $32 million of problem loans. As a result of this transaction and a constant focus on asset quality improvement, Non-Accrual Loans as a percentage of Total Loans dropped to .75%, and Non-Performing Loans as a percentage of Total Loans fell to .86% as of September 30, 2004. On June 30, 2004, these ratios were 2.46% and 2.63%, respectively. Loans past due 30 days declined to .55% of Total Loans as of September 30, 2004 compared to 2.28% of Total Loans as of December 31, 2003. This was the fourth consecutive month past dues were at or below 1%. It also appears, based on our preliminary data, that past dues remain below 1% for October as well. Our allowance for loan losses to non-performing loans was 161.25% as of September 30, 2004, compared to 86.32% as of June 30, 2004 and 78.59% as of December 31, 2003." Mr. Taylor added, "We have dealt with our problem assets and now have a strong loan portfolio backed by a strong reserve. We are confident that the asset quality controls we put in place in 2002 are strong and that we will continue our loan growth with high quality credits. We believe we have a very strong credit culture and that our asset quality ratios will continue to prove that."

         For the nine months ended September 30, 2004, The Banc Corporation reported net income of $1.5 million, or $.07 per share on a basic and diluted basis. The third quarter and nine-month results for 2004 compare to net income of $20.3 million during the third quarter of 2003 and $25.8 million during the nine months ended September 30, 2003 due to an after-tax gain of $27.6 million on the sale of The Bank's seven Emerald Coast branches to Trustmark National Bank on August 29, 2003.

         At September 30, 2004, The Banc Corporation had total assets of $1.38 billion compared to $1.17 billion at December 31, 2003, an increase of 17.9%. The primary reason for the increase in total assets is increased growth in loans and investment securities, which were primarily funded through increased deposit gathering throughout The Bank. Loans, net of unearned income, increased $34 million, or 3.8%, to $923 million during the third quarter from $889 million at June 30, 2004. For the first nine months of 2004, loans, net of unearned income, increased $66 million, or 7.8%. Exclusive of the $32 million in loans sold, loans have increased $98 million year-to-date, or 15% annualized. Loans in Alabama were $691 million while Florida loans were approximately $232 million. Loan growth is expected to continue during the fourth quarter of 2004 and throughout 2005. Additionally, net interest income increased to $9.7 million for the third quarter ended September 30, 2004 as compared to $9.5 million for the second quarter ended June 30, 2004. This increase in net interest income resulted primarily from increased loan volume.

         Deposits increased $142 million, or 15.9% in the first nine months of 2004 to $1.032 billion at September 30, 2004 from $890 million at December 31, 2003 and increased $68 million, or 7.0%, in the third quarter of 2004 from $964 million at June 30, 2004. Alabama deposits were $786 million at September 30, 2004 while Florida deposits increased to $246 million.

         Mr. Taylor added, "2004 has continued to be a year in which we have worked hard to position ourselves for the future. We are continuing to review our strategic options and make decisions that will increase value for all stockholders. Our recent loan sale is an excellent example of this. As a result of the loan sale, we will now be able to redirect those resources that were involved in the ongoing management of those problem assets to other strategic initiatives that will generate stronger returns. Our focus for the remainder of the year will continue to be on high quality loan growth, risk management and net income growth. Loan growth in our Birmingham, Huntsville and Florida markets has remained strong with over $100 million in loan growth for those markets in 2004. As many of the recently completed mergers in our markets take effect, there will be a percentage of the overall customer base that will want to deal with a local bank that is big enough to have the products and services they need but not so big they forget who their customers are. We are poised to take advantage of this situation and have already had significant success along these lines. We continue to demand excellence from our management team and all of our Bankers, and we will make our company an even stronger force in the marketplace."

         "We are constantly looking for ways to be more productive while developing new opportunities," said James A. Taylor, Jr., President and COO of The Banc Corporation. "We are opening a new loan production office in Montgomery that will give us access to a new loan customer base. George Hall, our Chief Banking Officer, spent several years in the Montgomery market and knows firsthand the value this will bring to our stockholders. We are pleased that Billy Barry, who also has extensive knowledge of the Montgomery market, will serve as our Montgomery president. Billy is an excellent banker and brings tremendous business expertise to the Montgomery market."

         The Banc Corporation is a $1.38 billion community bank holding company headquartered in Birmingham, Alabama. The principal subsidiary of The Banc Corporation is The Bank, a southeastern community bank. The Bank has a total of twenty-six branches with nineteen locations throughout the state of Alabama and seven locations along Florida's Eastern Panhandle.

         Statements in this document that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as "forward looking statements" for the purpose of the safe harbor provided by Section 21E of the

Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The Banc Corporation cautions that such "forward looking statements," wherever they occur in this document or in other statements attributable to The Banc Corporation, are necessarily estimates reflecting the judgment of The Banc Corporation's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Such "forward looking statements" should, therefore, be considered in light of various important factors set forth from time to time in The Banc Corporation's reports and registration statements filed with the SEC. While it is impossible to list all such factors that could affect the accuracy of such "forward looking statements," some of those factors include general economic conditions, especially in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in the competitive environment in the markets served by The Banc Corporation; and changes in the loan portfolio and the deposit base of The Banc Corporation.

         The Banc Corporation disclaims any intent or obligation to update "forward looking statements."

         More information on The Banc Corporation and its subsidiaries may be obtained over the Internet at http://www.thebankmybank.com or by calling 1-877-326-BANK (2265).



FOR MORE INFORMATION CONTACT:

Tom Jung, Executive Vice President, Telephone (205) 327-3547

                              THE BANC CORPORATION
                       SUMMARY CONSOLIDATED FINANCIAL DATA
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                        As of
                                                        -------------------------------------
                                                              September 30,
                                                        -----------------------   December 31,
                                                           2004         2003         2003
                                                        ----------   ----------   -----------

SELECTED STATEMENT OF FINANCIAL CONDITION DATA:

Total assets                                            $1,381,293   $1,243,713   $1,171,626

Loans, net of unearned income
                                                           923,467      887,396      856,941
Allowance for loan losses
                                                            12,808       23,714       25,174
Investment securities
                                                           225,036      116,238      141,601
Deposits
                                                         1,031,612      911,784      889,935
Advances from FHLB and other borrowed funds
                                                           199,892      174,355      131,919
Long-term debt
                                                             1,768        1,978        1,925
Subordinated debentures
                                                            31,959       31,959       31,959
Stockholders' Equity
                                                           101,457      108,316      100,122



                                                As of and for the Three-Months    As of and for the Nine-Months      As of and
                                                      Ended September 30,               Ended September 30,         for the Year
                                               --------------------------------   ------------------------------  Ended December 31,
                                                   2004                2003          2004               2003            2003
                                               --------------    --------------   -----------     --------------  ------------------
SELECTED STATEMENT OF  OPERATIONS DATA:

Interest income                                $       16,750    $       18,883   $    48,342     $       60,689    $        76,213
Interest expense                                        7,022             7,990        20,178             26,570             33,487
                                               --------------    --------------   -----------     --------------    ---------------
     Net interest income                                9,728            10,893        28,164             34,119             42,726
Provision for loan losses                                  --             9,250            --             11,175             20,975
Noninterest income                                      2,729             3,788         8,557             11,947             14,592
Gain on sale of branches                                   --            46,057           739             48,303             48,264
Prepayment penalty - FHLB advance                          --                --            --                 --              2,532
Loss on sale of loans                                   2,260                --         2,260                 --                 --
Noninterest expense                                    11,512            17,689        33,825             41,560             55,398
                                               --------------    --------------   -----------     --------------    ---------------
    Income (loss) before income taxes
      (benefit)                                        (1,315)           33,799         1,375             41,634             26,677
Income tax expense (benefit)                             (485)           13,524           (87)            15,841              9,178
                                               --------------    --------------   -----------     --------------    ---------------
    Net income (loss)                          $         (830)   $       20,275   $     1,462     $       25,793    $        17,499
                                               ==============    ==============   ===========     ==============    ===============

PER SHARE DATA:
Net income (loss) - basic(1)                   $        (0.05)   $         1.16   $      0.07     $         1.48    $          0.99
                  - diluted(1)                          (0.05)             1.10          0.07               1.41               0.95
Weighted average shares outstanding - basic            17,590            17,507        17,576             17,476             17,492
Weighted average shares outstanding - diluted          17,590            18,461        18,516             18,244             18,137
Common book value per share at period end                5.37              5.78          5.37               5.78               5.31
Tangible common book value per share at
  period end                                             4.67              5.06          4.67               5.06               4.59
Preferred shares outstanding at period end                 62                62            62                 62                 62
Common shares outstanding at period end                17,743            17,681        17,743             17,681             17,695

PERFORMANCE RATIOS AND OTHER DATA:
Return on average assets(2)                             (0.25)%            5.89%         0.15%              2.44%              1.29%
Return on average stockholders' equity(2)               (3.26)            82.89          1.94              40.44              19.08
Net interest margin(2)(3)(4)                             3.34              3.53          3.37               3.59               3.50
Net interest spread(2)(4)(5)                             3.22              3.34          3.25               3.42               3.35
Noninterest income to average assets(2)                  0.83             14.48          0.98               5.69               4.62
Noninterest expense to average assets(2)                 4.18              5.14          3.82               3.93               4.26
Efficiency ratio(6)                                     92.24            120.45         92.00              90.05              96.49
Average loan to average deposit ratio                   93.25            101.65         93.45             100.98             100.69
Average interest-earning assets to average
   interest bearing liabilities                        105.05            107.41        105.08             105.77             105.82

ASSETS QUALITY RATIOS:
Allowance for loan losses to nonperforming
     loans                                             161.25%            67.86%       161.25%             67.86%             78.59%
Allowance for loan losses to loans, net of
     unearned income                                     1.39              2.67          1.39               2.67               2.94
Nonperforming loans to loans, net of unearned
     income                                              0.86              3.94          0.86               3.94               3.74
Nonaccrual loans to loans, net of unearned
     income                                              0.75              3.48          0.75               3.48               3.46
Net loan charge-offs to average loans(2)                 3.19              3.01          1.87               1.80               2.21

(1) - Earnings per share for the nine-month periods ended September 30, 2004 has been calculated on net income adjusted for the $217,000 preferred stock dividend paid in the second quarter.

(2) - Annualized for three and nine month periods ended September 30, 2004 and 2003

(3) -   Net interest income divided by average earning assets.

(4) -   Calculated on a tax equivalent basis.

(5) - Yield on average interest earning assets less rate on average interest bearing liabilities.

(6) - Efficiency ratio is calculated by dividing noninterest expense, adjusted for FHLB prepayment penalties and the loss on sale of loans, by noninterest income, adjusted for gain on sale of branches, plus net interest income on a fully tax equivalent basis.

                      THE BANC CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (DOLLARS IN THOUSANDS)



                                                                                               AS OF
                                                                             -----------------------------------------
                                                                                   SEPTEMBER 30,
                                                                             --------------------------    DECEMBER 31,
                                                                                2004            2003          2003
                                                                             -----------    -----------    -----------
                                                                             (UNAUDITED)    (UNAUDITED)

ASSETS
Cash and due from banks                                                      $    41,513    $    32,729    $    31,679
Interest bearing deposits in other banks                                          12,528         46,282         11,869
Federal funds sold                                                                33,000         27,000             --
Investment securities available for sale                                         225,036        116,238        141,601
Investment securities held to maturity                                                --             --             --
Mortgage loans held for sale                                                       2,138         16,743          6,408
Loans, net of unearned income                                                    923,467        887,396        856,941
Less: Allowance for loan losses                                                  (12,808)       (23,714)       (25,174)
                                                                             -----------    -----------    -----------
        Net loans                                                                910,659        863,682        831,767
                                                                             ===========    ===========    ===========
Premises and equipment, net                                                       59,733         55,408         57,979
Accrued interest receivable                                                        5,687          5,108          5,042
Stock in FHLB and Federal Reserve Bank                                            10,243         11,122          8,499
Other assets                                                                      80,756         69,401         76,782
                                                                             -----------    -----------    -----------

        TOTAL ASSETS                                                         $ 1,381,293    $ 1,243,713    $ 1,171,626
                                                                             ===========    ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
   Noninterest-bearing                                                       $    88,943    $    91,459    $    86,100
   Interest-bearing                                                              942,669        820,325        803,835
                                                                             -----------    -----------    -----------
       TOTAL DEPOSITS                                                          1,031,612        911,784        889,935

Advances from FHLB                                                               156,090        173,350        121,090
Other borrowed funds                                                              43,802          1,005         10,829
Long-term debt                                                                     1,768          1,978          1,925
Subordinated debentures                                                           31,959         31,959         31,959
Accrued expenses and other liabilities                                            14,605         15,321         15,766
                                                                             -----------    -----------    -----------
        TOTAL LIABILITIES                                                      1,279,836      1,135,397      1,071,504

Stockholders' Equity
  Preferred stock, par value $.001 per share; authorized 5,000,000 shares;
     shares issued and outstanding 62,000                                             --             --             --
   Common stock, par value $.001 per share; authorized 25,000,000 shares;
      shares issued 18,025,932, 18,013,002 and 18,018,202, respectively;
      outstanding 17,743,171, 17,681,413 and 17,694,595, respectively                 18             18             18
   Surplus - preferred                                                             6,193          6,193          6,193
           - common stock                                                         68,431         68,372         68,363
   Retained Earnings                                                              30,094         37,363         28,851
   Accumulated other comprehensive loss                                             (578)          (289)          (180)
   Treasury stock, at cost                                                          (390)          (529)          (501)
   Unearned ESOP stock                                                            (1,812)        (2,028)        (1,974)
   Unearned restricted stock                                                        (499)          (784)          (648)
                                                                             -----------    -----------    -----------
        TOTAL STOCKHOLDERS' EQUITY                                               101,457        108,316        100,122
                                                                             -----------    -----------    -----------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $ 1,381,293    $ 1,243,713    $ 1,171,626
                                                                             ===========    ===========    ===========

                     THE BANC CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                            THREE MONTHS ENDED      NINE MONTHS ENDED
                                                               SEPTEMBER 30           SEPTEMBER 30         YEAR ENDED
                                                           --------------------   --------------------    DECEMBER 31,
                                                             2004        2003       2004        2003         2003
                                                           --------    --------   --------    --------   ------------


INTEREST INCOME

Interest and fees on loans                                 $ 14,244    $ 17,796   $ 41,502    $ 57,322   $    71,335
Interest on investment securities
  Taxable                                                     2,270         860      6,092       2,400         3,696
  Exempt from Federal income tax                                 47           8         88         167           185
Interest on federal funds sold                                   32          59        107         258           298
Interest and dividends on other investments                     157         160        553         542           699
                                                           --------    --------   --------    --------   -   -------

   Total interest income                                     16,750      18,883     48,342      60,689        76,213

INTEREST EXPENSE
Interest on deposits                                          4,859       5,138     13,641      18,044        22,368
Interest on other borrowed funds                              1,510       2,223      4,632       6,629         8,597
Interest on subordinated debentures                             653         629      1,905       1,897         2,522
                                                           --------    --------   --------    --------   -   -------

  Total interest expense                                      7,022       7,990     20,178      26,570        33,487
                                                           --------    --------   --------    --------   -   -------

        NET INTEREST INCOME                                   9,728      10,893     28,164      34,119        42,726


Provision for loan losses                                        --       9,250         --      11,175        20,975
                                                           --------    --------   --------    --------   -   -------

     NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES      9,728       1,643     28,164      22,944        21,751

NONINTEREST INCOME
Service charges and fees on deposits                          1,526       1,481      4,314       4,760         5,814
Mortgage banking income                                         463       1,427      1,250       3,487         4,034
Gain (loss) on sale of securities                                (4)         95        424         758           588
Gain on sale of branch                                           --      46,057        739      48,303        48,264
Other income                                                    744         785      2,569       2,942         4,156
                                                           --------    --------   --------    --------   -   -------

    TOTAL NONINTEREST INCOME                                  2,729      49,845      9,296      60,250        62,856

NONINTEREST EXPENSES
Salaries and employee benefits                                5,925      10,676     17,382      23,365        29,461
Occupancy, furniture and equipment expense                    1,982       1,910      6,034       6,195         8,115
Prepayment penalty on FHLB advances                              --          --         --          --         2,532
Loss on sale of loans                                         2,260          --      2,260          --            --
Other                                                         3,605       5,103     10,409      12,000        17,822
                                                           --------    --------   --------    --------   -   -------

    TOTAL NONINTEREST EXPENSES                               13,772      17,689     36,085      41,560        57,930
                                                           --------    --------   --------    --------   -   -------

        Income (loss) before income taxes (benefit)          (1,315)     33,799      1,375      41,634        26,677

INCOME TAX EXPENSE (BENEFIT)                                   (485)     13,524        (87)     15,841         9,178
                                                           --------    --------   --------    --------   -   -------


        NET INCOME (LOSS)                                  $   (830)   $ 20,275   $  1,462    $ 25,793   $    17,499
                                                           ========    ========   ========    ========   =   =======


BASIC NET INCOME (LOSS) PER SHARE                          $  (0.05)   $   1.16   $   0.07    $   1.48   $      0.99
                                                           ========    ========   ========    ========   =   =======


DILUTED NET INCOME (LOSS) PER SHARE                        $  (0.05)   $   1.10   $   0.07    $   1.41   $      0.95
                                                           ========    ========   ========    ========   =   =======

AVERAGE COMMON SHARES OUTSTANDING                            17,590      17,507     17,576      17,476        17,492
AVERAGE COMMON SHARES OUTSTANDING, ASSUMING DILUTION         17,590      18,461     18,516      18,244        18,137

